ALFRED AYENSU-GHARTEY

Vice President and

Associate General Counsel

(212) 314-2777

alfred.ayensu-ghartey@equitable.com

LAW DEPARTMENT

April 23, 2026

VIA EDGAR

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

This opinion is furnished in connection with the Form N-3 and Form N-4 Registration Statements of Equitable Financial Life Insurance Company (“Equitable Financial”) under the Securities Act of 1933, as amended (the “Act”), relating to separate account units of interest (“Units”) under group annuity contracts issued by Equitable Financial in connection with certain American Dental Association retirement plans, certain retirement plans under the Retirement Investment Account program and certain retirement plans under the Members Retirement Program (the “Contracts”) (the separate accounts related to the Contracts, separate account numbers 3, 4, 10 and 66, being referred to herein collectively as the “Separate Accounts”). The securities being registered are to be offered in the manner described in the Registration Statements covering the Units and the Contracts.

I have examined all such corporate records of Equitable Financial and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Accounts have been duly created pursuant to the provisions of the New York Insurance Law.

3. The assets of the Separate Accounts are owned by Equitable Financial; Equitable Financial is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to a Separate Account must be credited to or charged against such Separate Account, without regard to the other income, gains or losses of Equitable Financial.

4. The Contracts provide that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business Equitable Financial may conduct.

5. The Contracts and the Units issued thereunder have been duly authorized; and the Contracts (including the Units duly issued thereunder) constitute validly issued and binding obligations of Equitable Financial in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey